Exhibit 99.1

News Release – August 6,  2015

CubeSmart Reports Second Quarter 2015 Results:

FFO Per Share Grows 14.8%; Same-Store NOI Increases 8.4%

MALVERN, PA -- (Marketwired) – August 6,  2015 -- CubeSmart (NYSE: CUBE)  today announced its operating results for the three and six months ended June 30, 2015.

“Our solid operational performance was evident throughout the portfolio, with all of our regional markets benefiting from steady demand, limited new supply, and attractive revenue growth,” commented President and Chief Executive Officer Christopher P. Marr. “Given record occupancies that reached 93.8% at quarter end, the Company was able to accelerate positive pricing momentum while also reducing promotional activity during the quarter. Based on our strong first-half performance and positive fundamental outlook for the remainder of the year, we are raising 2015 guidance for FFO and same-store performance.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.31, representing a year-over-year increase of 14.8%.
•	Increased same-store (361 facilities) net operating income (“NOI”) 8.4% year over year, driven by 6.8% revenue growth and a 3.3% increase in property operating expenses.
•	Same-store occupancy averaged 93.0% during the quarter, up 190 basis points year over year; ending the quarter with same-store occupancy of 93.8%.
•	Closed on three facility acquisitions totaling $27.9 million.
•	Acquired one property upon completion of construction and issuance of certificate of occupancy (“C/O”) for $15.8 million.
•	Opened for operation a joint venture development property for a total investment of $17.1 million.

Funds from Operations

FFO, as adjusted, was $52.5 million for the second quarter of 2015, compared with $40.0  million for the second quarter of 2014.  FFO, as adjusted, increased 14.8% to $0.31 per share for the second quarter of 2015, compared with $0.27 per share for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired three    properties for $27.9 million during the three months ended June 30, 2015.    These acquisitions included two facilities in Florida and one in Arizona.

Subsequent to June 30, 2015, the Company has acquired three facilities for $50.4 million.  These acquisitions include two properties in Maryland and one property in Texas.    In total for the year-to-date through this press release, the Company has acquired 14 properties for $143.4 million including one asset acquired upon completion of construction and issuance of C/O.

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Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations that are structured either as a purchase at the completion of construction or a joint venture development.  During the second quarter of 2015, the Company purchased one property in Dallas, Texas upon completion of construction and the issuance of C/O for $15.8 million. Also during the second quarter, the Company opened for operation a joint venture development property in Arlington, Virginia for a total investment of $17.1 million.

As of June 30, 2015, the Company had four facilities under contract to purchase at completion of construction and the issuance of C/O for a total acquisition price of $90.2 million.  Two of the properties are located in Texas,  one property is located in New York and one is located in Florida.  The purchase of these four facilities is expected to occur at various times between the fourth quarter of 2015 and the fourth quarter of 2016. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

At June 30, 2015,  the Company had five joint venture development properties under construction.  The Company anticipates investing a total of $122.9 million related to these projects and has invested $50.3 million of that total as of quarter-end.    Four of these facilities are located in New York and one is located in Washington, D.C.  The construction projects are expected to be completed at various times between the fourth quarter of 2015 and the third quarter of 2016.

Third-Party Management

At June 30, 2015, the Company’s third-party management program included 182 facilities totaling 11.3 million square feet.    During the quarter ended June 30, 2015, the Company added six properties to its third-party management program. In total for the year to-date, the Company has been awarded contracts to manage 19 additional properties and has acquired six properties from the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at June 30, 2015 included 361 facilities containing approximately 24.3 million rentable square feet, or approximately 82.1% of the aggregate rentable square feet of the Company’s 433 owned facilities.  These same-store facilities represented approximately 85.4% of property net operating income for the quarter ended June 30, 2015.

Same-store physical occupancy at period-end for the second quarter of 2015 was 93.8%, compared with 92.4% for the same quarter of last year.  Same-store revenues for the second quarter of 2015 increased 6.8%, and same-store operating expenses increased 3.3%  from the same quarter in 2014.  Same-store net operating income increased 8.4%, as compared with the same period in 2014.

Operating Results

At June 30, 2015, the Company’s total owned portfolio included 433 properties containing 29.6 million rentable square feet and had a physical occupancy of 92.7%.

Revenues increased $17.5  million and property operating expenses increased $6.1 million in the second quarter of 2015,  as compared with the same period in 2014.  Increases in revenues were primarily attributable to

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increased net effective rent growth and occupancy levels in the same-store  portfolio and revenues generated from property acquisitions.  Increases in property operating expenses were primarily attributable to $4.1 million of increased expenses associated with newly-acquired facilities as well as increased expenses on the same-store portfolio. The increase in same-store expenses were primarily associated with real estate taxes.

Interest expense decreased from $12.0 million during the three months ended June 30, 2014 to $10.9 million during the three months ended June 30, 2015,  a  decrease of $1.1 million.  The decrease is attributable to lower rates on the credit facility and term loan facility compared to 2014 as a result of our credit ratings upgrade and credit facility amendment.  The weighted average effective interest rate on our outstanding debt decreased from 3.99% for the three months ended June 30, 2014 to 3.63% for the three months ended June 30, 2015, while the average debt balances during the three months ended June 30, 2015 and 2014 remained constant at $1.2 billion.

The Company reported net income attributable to the Company’s common shareholders of $12.2 million, or $0.07 per common share, in the second quarter of 2015, compared with net income attributable to the Company’s common shareholders of $6.4 million, or $0.04 per common share, in the second quarter of 2014.

Financing Activity

On April 22, 2015, the Company amended its credit facility comprised of a $200 million unsecured term loan and a $300 million unsecured revolving facility.  With respect to the unsecured revolving facility, among other things, the amendment increased the size of the facility from $300 million to $500 million, decreased the pricing and extended the maturity date from June 18, 2017 to April 22, 2020.

During the quarter, the Company sold 1.1 million common shares of beneficial interest through its “at the market” equity program (“ATM”) at an average sales price of $24.22 per share,  resulting in net proceeds of $27.0 million, after deducting offering costs.   At June 30, 2015, the Company had 6.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 27, 2015, the Company declared a dividend of $0.16 per common share.  The dividend was paid on July 15, 2015 to common shareholders of record on July 1, 2015.

Also on May 27, 2015, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on July 15, 2015 to holders of record on July 1, 2015.

2015 Financial Outlook

“By leveraging strong industry fundamentals and a sophisticated operating platform, our team continues to deliver exceptional performance.  As a result, we are raising our 2015 guidance for FFO as well as our same-store operating metrics,” commented Chief Financial Officer Tim Martin. “We remain disciplined in our strategy to fund the Company’s external growth in a manner consistent with our long-term balance sheet objectives and investment grade profile.”

The Company now expects that its fully diluted FFO per share, as adjusted, for 2015 will be between $1.18 and $1.22 (previously between $1.15 and $1.19), and that its fully diluted net income per share for the period will be between $0.23 and $0.27 (previously between $0.20 and $0.24).  The Company’s estimate is based on the following key operating assumptions:

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•	For 2015, a same-store pool consisting of 361 assets totaling 24.3 million square feet
•

Same-store net operating income (“NOI”) growth of 7.75% to 8.75% over 2014 (previously 6.25% to 7.25%), driven by revenue growth of 6.25% to 7.0% (previously 5.25% to 6.25%) and expense growth of 3.0% to 3.75%

•	General and administrative expenses of approximately $28.5 million to $29.5 million

Key investment and financing assumptions include:

•	Impact of development activity:
o	Three new facilities opened in 2014 for a total investment of $80.3 million
o	Four new facilities are expected to open in 2015 for a total investment of $57.4 million
o	Guidance includes approximately $0.03 per share of dilution in 2015 related to this development activity
•	Impact of acquisition activity:
o	Acquired 13 facilities for $127.6 million as of the date of this release, excluding the Texas development property acquired at C/O
•	Impact of financing activity:
o	Our guidance contemplates funding 2015 debt maturities and our acquisition and development commitments with long-term capital
o	The impact to 2015 earnings will depend on the amount, timing, cost and form of capital we raise

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2015, the Company is targeting $150 million to $200 million of acquisitions (previously $100 million to $150 million), excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2015 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.23	to	$0.27
Plus: real estate depreciation and amortization	0.95		0.95
FFO per diluted share, as adjusted	$1.18	to	$1.22

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending September 30, 2015 will be between $0.32 and $0.33, and that its fully diluted earnings per share for the period will be between $0.08 and $0.09.

3rd Quarter 2015 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.08	to	$0.09
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.32	to	$0.33

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, August 7, 2015 to discuss financial results for the three and six months ended June 30, 2015.

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A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.   Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10068647.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through September 7, 2015.    The replay numbers are 1-877-344-7529 for domestic callers,  +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10068647.

Supplemental operating and financial data as of June 30, 2015 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2015 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be

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compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”  Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual

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Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Storage facilities	$3,260,426	$3,117,198
Less: Accumulated depreciation	(549,206)	(492,069)
Storage facilities, net (including VIE assets of $75,448 and $49,829, respectively)	2,711,220	2,625,129
Cash and cash equivalents	3,167	2,901
Restricted cash	3,229	3,305
Loan procurement costs, net of amortization	11,778	10,653
Investment in real estate venture, at equity	92,371	95,709
Other assets, net	42,188	48,642
Total assets	$2,863,953	$2,786,339

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	161,600	78,000
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	142,292	195,851
Accounts payable, accrued expenses and other liabilities	81,805	69,198
Distributions payable	28,685	28,137
Deferred revenue	17,141	15,311
Security deposits	403	401
Total liabilities	1,331,926	1,286,898

Noncontrolling interests in the Operating Partnership	52,472	49,823

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 167,438,435 and 163,956,675 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,674	1,639
Additional paid-in capital	2,040,861	1,974,308
Accumulated other comprehensive loss	(8,378)	(8,759)
Accumulated deficit	(556,385)	(519,193)
Total CubeSmart shareholders' equity	1,477,803	1,448,026
Noncontrolling interests in subsidiaries	1,752	1,592
Total equity	1,479,555	1,449,618
Total liabilities and equity	$2,863,953	$2,786,339

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

REVENUES
Rental income	$96,803	$81,071	$188,359	$156,785
Other property related income	11,385	9,799	21,928	19,946
Property management fee income	1,683	1,467	3,272	2,873
Total revenues	109,871	92,337	213,559	179,604
OPERATING EXPENSES
Property operating expenses	38,210	32,080	75,641	64,370
Depreciation and amortization	38,086	30,487	75,981	58,602
General and administrative	7,114	7,059	14,287	13,628
Acquisition related costs	753	721	1,263	2,400
Total operating expenses	84,163	70,347	167,172	139,000
OPERATING INCOME	25,708	21,990	46,387	40,604
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(10,868)	(12,027)	(21,925)	(23,898)
Loan procurement amortization expense	(659)	(543)	(1,205)	(1,084)
Equity in losses of real estate venture	(100)	(1,729)	(338)	(3,098)
Gain from sale of real estate	-	475	-	475
Other	(208)	(173)	(524)	(766)
Total other expense	(11,835)	(13,997)	(23,992)	(28,371)

INCOME FROM CONTINUING OPERATIONS	13,873	7,993	22,395	12,233

DISCONTINUED OPERATIONS
Income from discontinued operations	-	-	-	336
Total discontinued operations	-	-	-	336
NET INCOME	13,873	7,993	22,395	12,569
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(161)	(95)	(252)	(144)
Noncontrolling interest in subsidiaries	12	(12)	15	(9)
NET INCOME ATTRIBUTABLE TO THE COMPANY	13,724	7,886	22,158	12,416
Distribution to preferred shareholders	(1,502)	(1,502)	(3,004)	(3,004)
NET INCOME ATTRIBUTABLE TO THE COMPANY'S COMMON SHAREHOLDERS	$12,222	$6,384	$19,154	$9,412

Basic earnings per share from continuing operations attributable to common shareholders	$0.07	$0.04	$0.12	$0.06
Basic earnings per share from discontinued operations attributable to common shareholders	0.00	0.00	0.00	0.01
Basic earnings per share attributable to common shareholders	$0.07	$0.04	$0.12	$0.07

Diluted earnings per share from continuing operations attributable to common shareholders	$0.07	$0.04	$0.11	$0.06
Diluted earnings per share from discontinued operations attributable to common shareholders	0.00	0.00	0.00	0.01
Diluted earnings per share attributable to common shareholders	$0.07	$0.04	$0.11	$0.07

Weighted-average basic shares outstanding	166,683	144,679	166,096	142,461
Weighted-average diluted shares outstanding	168,224	146,999	167,655	144,691

AMOUNTS ATTRIBUTABLE TO THE COMPANY'S COMMON SHAREHOLDERS:
Income from continuing operations	$12,222	$6,384	$19,154	$9,081
Total discontinued operations	-	-	-	331
Net income	$12,222	$6,384	$19,154	$9,412

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Same-Store Facility Results (361 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three months ended June 30,		Percent	Six months ended June 30,		Percent
	2015	2014	Change	2015	2014	Change

REVENUES
Net rental income	$81,458	$76,071	7.1%	$159,503	$148,954	7.1%
Other property related income	8,959	8,609	4.1%	17,394	16,567	5.0%
Total revenues	90,417	84,680	6.8%	176,897	165,522	6.9%

OPERATING EXPENSES
Property taxes	9,015	8,518	5.8%	18,030	16,885	6.8%
Personnel expense	7,992	7,540	6.0%	16,012	15,238	5.1%
Advertising	1,870	2,026	(7.7)%	3,102	3,357	(7.6)%
Repair and maintenance	1,094	1,131	(3.3)%	1,977	2,057	(3.9)%
Utilities	2,774	2,790	(0.6)%	6,005	6,161	(2.5)%
Property insurance	802	822	(2.4)%	1,603	1,613	(0.6)%
Other expenses	4,001	3,849	3.9%	8,665	8,662	0.0%
						%
Total operating expenses	27,548	26,676	3.3%	55,394	53,973	2.6%

Net operating income (1)	$62,869	$58,004	8.4%	$121,503	$111,549	8.9%

Gross margin	69.5%	68.5%		68.7%	67.4%

Period end occupancy (2)	93.8%	92.4%		93.8%	92.4%

Period average occupancy (3)	93.0%	91.1%		91.8%	90.1%

Total rentable square feet	24,304			24,304

Realized annual rent per occupied square foot (4)	$14.42	$13.75	4.9%	$14.29	$13.61	5.0%

Scheduled annual rent per square foot (5)	$16.22	$15.01	8.1%	$15.70	$14.85	5.7%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$62,869	$58,004		$121,503	$111,549
Non same-store net operating income (1)	10,778	3,371		20,059	6,224
Indirect property overhead (6)	(1,986)	(1,118)		(3,644)	(2,539)
Depreciation and amortization	(38,086)	(30,487)		(75,981)	(58,602)
General and administrative expense	(7,114)	(7,059)		(14,287)	(13,628)
Acquisition related costs	(753)	(721)		(1,263)	(2,400)

Operating Income	$25,708	$21,990		$46,387	$40,604

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at June 30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income attributable to the Company's common shareholders	$12,222	$6,384	$19,154	$9,412

Add (deduct):
Real estate depreciation and amortization:
Real property	37,630	30,067	75,094	57,777
Company's share of unconsolidated real estate ventures	1,780	3,253	3,556	6,493
Gains from sale of real estate	-	(475)	-	(475)
Noncontrolling interests in the Operating Partnership	161	95	252	144

FFO attributable to common shareholders and OP unitholders	$51,793	$39,324	$98,056	$73,351

Add:
Acquisition related costs	753	721	1,263	2,400

FFO attributable to common shareholders and OP unitholders, as adjusted	$52,546	$40,045	$99,319	$75,751

Earnings per share attributable to common shareholders - basic	$0.07	$0.04	$0.12	$0.07
Earnings per share attributable to common shareholders - fully diluted	$0.07	$0.04	$0.11	$0.07
FFO per share and unit - fully diluted	$0.30	$0.26	$0.58	$0.50
FFO, as adjusted per share and unit - fully diluted	$0.31	$0.27	$0.58	$0.52

Weighted-average basic shares outstanding	166,683	144,679	166,096	142,461
Weighted-average diluted shares outstanding	168,224	146,999	167,655	144,691
Weighted-average diluted shares and units outstanding	170,486	149,260	169,913	146,956

Dividend per common share and unit	$0.16	$0.13	$0.32	$0.26
Payout ratio of FFO, as adjusted	52%	48%	55%	50%

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